Exhibit 99.1

CPI Card Group Inc. Reports First Quarter 2016 Results

First Quarter Net Sales of $86.4 million and Adjusted Diluted EPS of $0.13

Declares quarterly dividend of $0.045 per share

Announces Share Repurchase Program

Call scheduled for Wednesday, May 11, 2016 at 5:00 p.m. Eastern Time

Littleton, Colo. May 11, 2016 — CPI Card Group Inc. (Nasdaq: PMTS; TSX: PNT) (“CPI Card Group” or the “Company”) today reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

•                  U.S. Debit and Credit EMV® chip card shipments were 41.4 million, a 66.1% increase over the prior year period and a 6.6% sequential increase from the fourth quarter of 2015.

•                  Net sales were $86.4 million, an increase of 11.7% over the prior year period.

•                  Adjusted EBITDA was $18.8 million, or 21.7% of net sales, up 13.1% over the prior year period.

•                  Net income from continuing operations was $5.7 million, or $0.10 per share, compared with net income from continuing operations of $6.0 million in the prior year period.

•                  Adjusted net income from continuing operations was $7.1 million, or $0.13 per share on a diluted basis, compared with $7.3 million the prior year period.

“Our first quarter results were slightly below expectations, with the primary impact resulting from lower than expected EMV card shipments.” said Steve Montross, president and chief executive officer of CPI Card Group. “Based on discussions with customers and other market participants, including chip suppliers, it has become clear that two separate adverse trends have developed in the U.S. EMV card market that will delay into 2017 the anticipated growth in sales of EMV cards by the card manufacturers to the card issuers. First, the carryover into 2016 of unissued EMV card inventories at the large issuers and processors is much greater than anticipated, and accordingly, their EMV card purchases are being curtailed until inventories return to normal levels. Second, we are seeing evidence of slower than anticipated EMV conversions for the small to mid-sized issuers at the processor level, which leads us to expect a delay to 2017 of a portion of EMV card demand by this market segment that we had expected in 2016.  As a result of these trends, we are reducing our full-year 2016 guidance range. Despite our reduced 2016 outlook, we continue to see significant growth opportunity for CPI Card Group driven by the ongoing industry migration to EMV chip cards, given that approximately 50% of total debit and credit cards issued in the United States are EMV cards today, the high replacement rate of financial payment cards, as well as the continued strong demand for our value-added services including card personalization, fulfillment, and our Card@Once solution.”

Full Year 2016 Financial Outlook

The aforementioned market trends will impact the U.S. market demand in 2016 for EMV card production at a level that is significantly below our prior expectations for the year. Accordingly, we currently anticipate that our U.S. Debit and Credit net sales will be significantly below our original expectations for 2016 and those provided in our previous full year guidance.  The Company’s current financial outlook for 2016 is revised as follows:

•                                   Net sales between $335 million and $355 million

•                                   Adjusted EBITDA between $75 million and $82 million

•                                   Adjusted diluted earnings per share of $0.50 to $0.58

First Quarter 2016 Segment Information

U.S. Debit and Credit:

Net sales increased 30.0% to $65.1 million in the first quarter of 2016 from $50.1 million in prior year period. Gross profit increased 37.9% to $23.2 million from $16.8 million in the prior year period, and gross profit margin expanded to 35.6% from 33.6% in the prior year period. Income from operations increased to $17.1 million from $11.0 million in the first quarter of 2015, while operating margins expanded to 26.2% from 21.9% in the prior year period. EBITDA grew 50.4% to $18.9 million, or 29.1% of net sales, from $12.6 million, or 25.1% of net sales, in the first quarter of 2015. The growth in the U.S. Debit and Credit segment was driven by the continued conversion of financial payment cards from magnetic stripe to EMV, with the number of EMV chip cards sold increasing by 66.1% compared with the first quarter of 2015, and 6.6% compared to the fourth quarter of 2015.

U.S. Prepaid Debit:

Net sales for the first quarter decreased 29.2% to $12.3 million from $17.4 million in the first quarter of 2015. Gross profit was $4.1 million compared with $6.7 million in the prior year period, and gross profit margin was 33.0% compared with 38.4% in the prior year period. Income from operations in the first quarter of 2016 was $2.7 million compared with $5.3 million in the prior year period, while operating margins were 21.8% compared with 30.5% in the prior year period.  EBITDA was $3.3 million, or 26.5% of net sales, compared with $6.0 million, or 34.3% of net sales, in the first quarter of 2015. The year-over-year decline of U.S. Prepaid Debit segment revenues primarily reflects the timing of the refresh of packaging designs by a significant customer during the first quarter of 2015, which did not recur in the first quarter of 2016.

U.K. Limited:

Net sales were $6.2 million in the first quarter of 2016, which was unchanged from the prior year period, and were negatively impacted by approximately $0.4 million due to unfavorable foreign currency exchange rate fluctuations. On a constant currency basis, U.K. Limited net sales increased 5.8% compared with the first quarter of 2015. Gross profit increased 21.3% to $1.6 million from $1.3 million in the prior year period, and gross profit margin expanded to 25.8% from 21.3% in the prior year period. Income from operations was $0.1 million in the first quarter of 2016, compared with a slight loss in the prior year period. EBITDA was $0.2 million, or 3.5% of net sales, compared with $0.2 million in the prior year period.

Other:

Interest expense, net, increased to $5.0 million from $1.9 million in the first quarter of 2015, reflecting higher average debt balances. The effective tax rate was 33.0% for the quarter ended March 31, 2016.

Earnings per Share

Adjusted diluted earnings per share from continuing operations was $0.13 for the quarter ended March 31, 2016, compared with $0.13 in the first quarter of 2015 after giving effect to the 15,000,000 common share issuance from the Company’s IPO in October 2015.  Adjusted diluted earnings per share from continuing operations, calculated using actual weighted-average diluted shares outstanding, was $0.13 for the first quarter of 2016 compared with $0.18 for the first quarter of 2015. On a GAAP basis, diluted earnings per share was $0.10 for the first quarter of 2016, compared with a loss of $0.15 for the first quarter of 2015. Included in EPS during the three months ended March 31, 2015 were preferred stock dividends of $12.6 million.

Balance Sheet, Cash Flow and Liquidity

Total debt outstanding was $309.5 million at March 31, 2016, net of deferred debt issuance costs and discount of $12.0 million, compared with $309.0 million at December 31, 2015 and $172.3 million at March 31, 2015.

Net cash provided by operations for the quarter ended March 31, 2016 was $16.8 million compared to $12.7 million in the first quarter of 2015. Capital expenditures totaled $3.8 million for the quarter ended March 31, 2016, resulting in free cash flow of $13.0 million for the first quarter of 2016, compared with $7.0 million in the first quarter of 2015.

At March 31, 2016, the Company had $26.9 million of cash and cash equivalents and $39.9 million of unused borrowing capacity under its revolving credit facility.

Quarterly Dividend

CPI Card Group announced today that its Board of Directors has approved the payment of a quarterly dividend. The dividend of $0.045 per share is payable on July 7, 2016 to stockholders of record at the close of business on June 16, 2016. The declaration and payment of any future dividends will be subject to the discretion of the CPI Card Group Board of Directors, who will evaluate the Company’s dividend program from time to time based on factors that it deems relevant.

Share Repurchases

Under a separate press release, CPI Card Group announced today that its Board of Directors has approved a stock repurchase plan of up to $20 million, and not to exceed 2,827,105 shares, of its common stock over the next twelve months.

Commenting on the share repurchase plan, Steve Montross stated, “Our new share repurchase program reflects our confidence in our long-term growth prospects, our financial flexibility, and our commitment to enhancing total shareholder value”.

EMV® is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release:  Adjusted Net Income from Continuing Operations, Adjusted Diluted Earnings per Share from Continuing Operations, EBITDA, Adjusted EBITDA, Pro Forma Adjusted Diluted Earnings per Share from Continuing Operations, Free Cash Flow, and Constant Currency.  These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies.  Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit D to this press release.

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations exclude the impact of stock-based compensation expense, amortization of intangible assets, performance bonuses in connection with the EFT Source acquisition, and other non-operational, non-cash or non-recurring losses, net of their income tax impact, and exclude the impact of preferred stock dividends. The tax rates used to calculate Adjusted Net Income and Adjusted Diluted Earnings per Share are based on the Company’s long-term expected effective tax rate estimate for each period presented. We believe that Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. For comparability purposes, we also present Adjusted Diluted Earnings per Share on a pro forma basis to give effect to our issuance of 15,000,000 shares of common stock in our IPO as if these shares were outstanding at the beginning of all periods presented.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA adjusted for stock-based compensation expense, performance bonuses in connection with the EFT Source acquisition, foreign currency gain or loss, and other items that are unusual in nature or infrequently occurring, as set forth in the reconciliation on Exhibit D.  Adjusted EBITDA is also a defined term in our existing credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage”, as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow

We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Constant Currency

Constant currency results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. We present certain constant currency results to facilitate comparisons to our historical operating results.

About CPI Card Group Inc.

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will host a conference call on May 11, 2016 at 5:00 p.m. ET to discuss its first quarter 2016 results.  To participate in the Company’s live conference call via telephone or online:

Participant Toll-Free Dial-In Number: (844) 392-3771
Participant International Dial-In Number: (541) 397-0893
Conference ID: 79965413
Webcast Link: http://edge.media-server.com/m/p/p3d4wtoy

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A webcast replay and transcript of the conference call will be available on CPI Card Group Inc.’s Investor Relations web site: http://www.cpicardgroup.com/investor-relations/

Following the completion of the conference call, a replay of the conference call will be available from 8:30 p.m. ET on May 11, 2016 until 11:59 p.m. ET on May 18, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406; Conference ID: 79965413.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as statements about our plans, objectives, expectations, assumptions or future events. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue” and other similar expressions are intended to identify forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others: material breaches in the security of our systems; market acceptance of developing technologies that make Financial Payment Cards less relevant; a slower or less widespread adoption of EMV and Dual-Interface EMV technology than we anticipate; difficulties in our production processes; defects in our software; our failure to operate our business in accordance with the PCI security standards or other industry standards such as Payment Card Brand certification standards; extension of card expiration cycles; a decline in U.S. and global market and economic conditions; failure to identify, attract and retain new customers or a failure to maintain our relationships with our major customers; our substantial indebtedness; infringement on our intellectual property rights, or claims that our technology is infringing on third-party intellectual property; failure to meet our customers’ demands in a timely manner; competition and/or price erosion in the payment card industry; costs relating to product defects and product liability and warranty claims; our dependence on licensing arrangements; inability to renew leases for our facilities; interruptions in our IT systems or production capabilities; the restrictive terms of our credit facility and covenants of future agreements governing indebtedness; non-compliance with, and changes in, laws in foreign jurisdictions in which we operate and sell our products; challenges related to our acquisition strategy; our dependence on specialized equipment from third party suppliers; and other risk factors or uncertainties identified from time to time in our filings with the Securities and Exchange Commission (“SEC”). Although CPI Card Group Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s annual report on Form 10-K for the year-ended December 31, 2015 filed with the SEC on March 24, 2016. CPI Card Group Inc. undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

####

For more information:

CPI Card Group Inc. Investor Relations:	CPI Card Group Inc. Media Relations:
William Maina	Media@cpicardgroup.com
(877) 369-9016
InvestorRelations@cpicardgroup.com

CPI Card Group Inc.

Earnings Release Supplemental Financial Information

May 11, 2016

Exhibit A                                             Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three months ended March 31, 2016 and 2015

Exhibit B                                             Condensed Consolidated Balance Sheets - Unaudited as of March 31, 2016 and December 31, 2015

Exhibit C                                             Condensed Consolidated Statements of Cash Flows - Unaudited for the three months ended March 31, 2016 and 2015

Exhibit D                                             Supplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three months ended March 31, 2016 and 2015

Exhibit E                                              Summary Segment Information — Unaudited for the three months ended March 31, 2016 and 2015

Exhibit F                                               2016 Guidance: Adjusted Net Income and Earnings per Share

EXHIBIT A

CPI Card Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net sales:
Products	$54,958	$45,014
Services	31,435	32,296
Total net sales	86,393	77,310

Cost of sales:
Products (exclusive of depreciation and amortization shown below)	36,353	30,402
Services (exclusive of depreciation and amortization shown below)	17,764	18,973
Depreciation and amortization	2,584	2,427
Total cost of sales	56,701	51,802

Gross profit	29,692	25,508

Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	14,498	12,177
Depreciation and amortization	1,529	1,634
Total operating expenses	16,027	13,811

Income from operations	13,665	11,697

Other (expense) income:
Interest, net	(5,033)	(1,889)
Foreign currency (loss) gain	(102)	122
Other expense, net	(2)	(12)
Total other expense	(5,137)	(1,779)

Income before income taxes	8,528	9,918
Provision for income taxes	(2,814)	(3,958)
Net income from continuing operations	5,714	5,960

Discontinued operations:
Loss from a discontinued operation, net of taxes	—	(606)
Gain on sale of a discontinued operation, net of taxes	—	887
Net income	$5,714	$6,241
Preferred stock dividends	—	(12,611)
Income (loss) attributable to common stockholders	$5,714	$(6,370)

Basic and diluted earnings (loss) per share:
Continuing operations	$0.10	$(0.16)
Discontinued operation	—	0.01
	$0.10	$(0.15)

Dividends declared per common share	$0.045	—

Comprehensive Income
Net income	$5,714	$6,241
Currency translation adjustment	82	(780)
Total comprehensive income	$5,796	$5,461

EXHIBIT B

CPI Card Group Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in Thousands, Except Share and Per Share Amounts)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,853	$13,606
Accounts receivable, net of allowances of $161 and $212, respectively	44,621	52,538
Inventories	23,731	25,640
Prepaid expenses and other current assets	4,852	4,260
Income taxes receivable	1,085	4,975
Total current assets	101,142	101,019
Plant, equipment and leasehold improvements, net	52,884	52,113
Intangible assets, net	52,800	53,988
Goodwill	73,034	73,123
Other assets	97	110
Total assets	$279,957	$280,353
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$14,084	$17,832
Accrued expenses	9,994	11,315
Deferred revenue and customer deposits	4,094	3,874
Current maturities of long-term debt	9,000	9,000
Total current liabilities	37,172	42,021
Long-term debt, net of current maturities	300,482	300,000
Deferred income taxes	23,703	24,073
Other long-term liabilities	850	869
Total liabilities	362,207	366,963

Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; no shares issued and outstanding	—	—
Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 56,542,116 shares issued and outstanding	56	56
Capital deficiency	(117,921)	(119,028)
Accumulated earnings	39,831	36,661
Accumulated other comprehensive loss	(4,216)	(4,299)
Total stockholders’ deficit	(82,250)	(86,610)
Total liabilities and stockholders’ deficit	$279,957	$280,353

EXHIBIT C

CPI Card Group Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities
Net income	$5,714	$6,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,113	4,061
Stock-based compensation expense	745	604
Amortization of debt issuance costs and debt discount	482	158
Excess tax benefits from stock-based compensation	(239)	—
Loss on sale of a discontinued operation	—	1,039
Deferred income tax	(58)	10,067
Other, net	(13)	(20)
Changes in operating assets and liabilities:
Accounts receivable	7,711	1,382
Inventories	1,957	(5,610)
Prepaid expenses and other assets	(532)	959
Income taxes	4,433	(10,454)
Accounts payable	(3,758)	4,164
Accrued expenses	(3,980)	(876)
Deferred revenue and customer deposits	199	941
Other liabilities	(18)	23
Cash provided by operating activities	16,756	12,679
Investing activities
Acquisitions of plant, equipment and leasehold improvements	(3,780)	(5,658)
Proceeds from sale of a discontinued operation	—	5,000
Cash used in investing activities	(3,780)	(658)
Financing activities
Payments on Senior Term Loan	—	(6,629)
Excess tax benefits from stock-based compensation	239	—
Redemption of preferred and common stock	—	(417)
Cash provided by (used in) financing activities	239	(7,046)
Effect of exchange rates on cash	32	(138)
Net increase in cash and cash equivalents:	13,247	4,837
Cash and cash equivalents, beginning of period	13,606	12,941
Cash and cash equivalents, end of period	$26,853	$17,778

EXHIBIT D

CPI Card Group Inc. and Subsidiaries

Supplemental GAAP to Non-GAAP Reconciliation

(Dollars in Thousands, Except Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

EBITDA AND ADJUSTED EBITDA
Net income from continuing operations	$5,714	$5,960
Interest expense, net	5,033	1,889
Income tax provision	2,814	3,958
Depreciation and amortization	4,113	4,061
EBITDA	$17,674	$15,868

Adjustments to EBITDA
Stock-based compensation expense	745	604
EFT Source acquisition performance bonuses	250	250
Foreign currency loss (gain)	102	(122)
Subtotal of adjustments to EBITDA	1,097	732
Adjusted EBITDA	$18,771	$16,600

	Three Months Ended March 31,
	2016	2015

Adjusted net income from continuing operations and earnings per share
Net income from continuing operations	$5,714	$5,960
Stock-based compensation expense	745	604
Amortization of intangible assets	1,140	1,144
EFT Source acquisition performance bonuses	250	250
Tax effect of above items	(705)	(699)
Adjusted net income from continuing operations	$7,144	$7,259

Weighted-average number of shares outstanding (GAAP)
Basic	56,542,116	41,298,532
Effect of dilutive equity awards	293,966	—
Weighted-average diluted shares outstanding	56,836,082	41,298,532

Pro forma weighted-average number of diluted shares outstanding	56,836,082	56,836,082

Reconciliation of diluted earnings (loss) per share from continuing operations (GAAP) to adjusted diluted earnings per share from continuing operations:
Diluted earnings (loss) per share from continuing operations (GAAP)	$0.10	$(0.16)
Impact of net income adjustments	0.03	0.03
Impact of preferred stock dividends	—	0.31
Adjusted diluted earnings per share from continuing operations	$0.13	$0.18

Pro forma adjusted diluted earnings per share from continuing operations	$0.13	$0.13

Constant Currency
UK Limited net sales, as reported (GAAP)	$6,232	$6,239
Foreign currency translation impact	368	—
UK Limited net sales, constant currency adjusted	$6,600	$6,239
Net sales change, as reported (GAAP)	(0.1)%
Net sales change, constant currency adjusted	5.8%

Reconciliation of cash provided by operating activities (GAAP) to free cash flow
Cash provided by operating activities	$16,756	$12,679
Acquisitions of plant, equipment and leasehold improvements	(3,780)	(5,658)
Free cash flow	$12,976	$7,021

EXHIBIT E

CPI Card Group Inc. and Subsidiaries

Summary Segment Information

For the Three Months Ended March 31, 2016 and 2015

(Dollars in Thousands)

(Unaudited)

Net Sales

	Three Months Ended March 31,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S. Debit and Credit	$65,091	$50,051	$15,040	30.0%
U.S. Prepaid Debit	12,341	17,431	(5,090)	(29.2)%
U.K. Limited	6,232	6,239	(7)	(0.1)%
Other	3,142	4,103	(961)	(23.4)%
Eliminations	(413)	(514)	101	(19.6)%
Total	$86,393	$77,310	$9,083	11.7%

Gross Profit
	Three Months Ended March 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S. Debit and Credit	$23,160	35.6%	$16,795	33.6%	$6,365	37.9%
U.S. Prepaid Debit	4,076	33.0%	6,689	38.4%	(2,613)	(39.1)%
U.K. Limited	1,609	25.8%	1,327	21.3%	282	21.3%
Other	847	27.0%	697	17.0%	150	21.5%
Total	$29,692	34.4%	$25,508	33.0%	$4,184	16.4%

Income from Operations
	Three Months Ended March 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Income from Operations by segment:
U.S. Debit and Credit	$17,064	26.2%	$10,976	21.9%	$6,088	55.5%
U.S. Prepaid Debit	2,688	21.8%	5,312	30.5%	(2,624)	(49.4)%
U.K. Limited	90	1.4%	(50)	(0.8)%	140	*
Other	(6,177)	*	(4,541)	*	(1,636)	36.0%
Total	$13,665	15.8%	$11,697	15.1%	$1,968	16.8%

EBITDA
	Three Months Ended March 31,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment:
U.S. Debit and Credit	$18,922	29.1%	$12,581	25.1%	$6,341	50.4%
U.S. Prepaid Debit	3,267	26.5%	5,984	34.3%	(2,717)	(45.4)%
U.K. Limited	219	3.5%	183	2.9%	36	19.7%
Other	(4,734)	*	(2,880)	*	(1,854)	64.4%
Total	$17,674	20.5%	$15,868	20.5%	$1,806	11.4%

* Calculation not meaningful

EXHIBIT F

CPI Card Group Inc. and Subsidiaries

2016 Guidance:  Adjusted Net Income and EPS

(in Millions, except per share amounts)

(Unaudited)

	Year Ended December 31, 2016
	Low	High

Net income (GAAP)	$22.3	$27.0

Amortization	4.6	4.6
Non-cash compensation	3.5	3.5
EFT Source bonus	0.5	0.5
Foreign exchange loss	0.1	0.1
Tax effect (33%)	(2.8)	(2.8)

Adjusted net income	$28.2	$32.9

Weighted-average diluted shares outstanding (1)	56.8	56.8

Adjusted diluted earnings per share	$0.50	$0.58

Diluted earnings per share (GAAP)	$0.39	$0.48

Net income (GAAP)	$22.3	$27.0

Depreciation	13.2	13.2
Amortization	4.6	4.6
Interest expense	19.8	19.8
Taxes (33%)	11.0	13.3
EBITDA	70.9	77.9

Non-cash compensation	3.5	3.5
EFT Source bonus	0.5	0.5
Foreign exchange loss	0.1	0.1

Adjusted EBITDA	$75.0	$82.0

(1)  Does not give effect to the impact of the share repurchase program announced on May 11, 2016.